Exhibit 99.1

U.S. Gold Corp. Provides Update on Recent Warrant Exercises

CHEYENNE, Wyoming, May 9, 2025. U.S. Gold Corp. (“U.S. Gold,” the “Company,” “we,” “our” or “us”) (Nasdaq: USAU) is pleased to provide an update regarding the exercises of previously issued warrants subsequent to the Company’s latest Form 10-Q filing for the three months ended January 31, 2025, filed on March 17, 2025.

At January 31, 2025, the Company reported 4,788,112 warrants outstanding. Since then, the Company has benefited from the exercise of 1,864,668 warrants, generating gross proceeds for the Company of approximately $7.3 million. The exercises represent an approximate 39% reduction in warrants outstanding, decreasing the remaining balance to 2,923,444 warrants.

Mr. Eric Alexander, U.S. Gold’s CFO, commented on the recent warrant exercises, “The cash received from these warrant exercises provides the Company extra leeway to carry out its current planned activities of completing a Feasibility Study, developing a project execution plan, advancing financing discussions, and providing funds for elements of the project infrastructure. The reduction in the outstanding warrants helps to limit the overhang of dilutive securities. We appreciate the continued support of all our shareholders as we navigate down the development path on our flagship asset, the CK Gold Project in Southeast Wyoming.” Regarding our exploration projects, Mr. Alexander added, “We continue to keep our eyes on our Keystone exploration property in Nevada and the Challis Gold Project in Idaho, and with this additional cash infusion, we may look to deploy a portion to continue advancing these projects.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold and copper exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Our CK Gold Project is located in Southeast Wyoming and has a Preliminary Feasibility Study technical report, which was completed by Samuel Engineering Inc. Our Keystone exploration property is on the Cortez Trend in Nevada. Our Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please https://www.usgoldcorp.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “proposed,” “aims,” “anticipates”, “forecast,” “estimated,” “believes,” “continues” and “intend,” among others. These forward-looking statements include statements regarding the expected use of proceeds from the recent warrant exercises; the limited overhang of dilutive securities from the reduction in outstanding warrants; and the Company’s plans to advance exploration activities at the Keystone exploration property and Challis Gold Project. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company undertakes no duty to correct or update any information contained herein.

For further information

U.S. Gold Corp.

Investor Relations

+1 800 557 4550

ir@usgoldcorp.com

www.usgoldcorp.com